(For use in New Jersey)
CONFIDENTIALITY, NON-COMPETITION,
AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made this 10th day of October, 2011, between PDI, Inc., its subsidiaries, divisions and affiliated companies (hereinafter called the “Employer” or “PDI”), and Gerald Melillo (hereinafter called “Employee”).
PRELIMINARY STATEMENT
PDI is engaged in Sales Services Segments, which includes Dedicated Sales Teams and Shared Sales Teams, and the Marketing Services segment, which includes, among other things, marketing research, medical education and communication, interactive digital communications, and related products and services in the biopharmaceutical, medical device, and diagnostics industries, throughout the United States of America. Employee is employed by or will be employed by PDI in an executive or business development capacity and has or will have access to PDI’s most important and sensitive information. Employee desires to accept employment with PDI in an executive or business development capacity at such compensation and upon such terms and conditions as may be mutually agreeable to PDI and Employee, including but not limited to, the promises set forth in this Agreement. PDI and Employee have acknowledged that Employee signing this Agreement constitutes a condition precedent to PDI’s agreement to enter into or continue any employment relationship with Employee.
In consideration of the employment of, and the salary and other remuneration and benefits to be paid by PDI to, Employee, and other good and valuable consideration, including but not limited to the consideration set forth in the offer of employment letter dated September 26, 2011, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

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UNLESS OTHERWISE AGREED TO BY PDI IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF PDI, PDI HEREBY EMPLOYS OR CONTINUES TO EMPLOY EMPLOYEE ON AN AT-WILL BASIS AND EITHER PDI OR EMPLOYEE MAY TERMINATE THE RELATIONSHIP, FOR ANY REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.

2.Employee agrees to perform to the best of Employee’s ability all duties required by PDI, including but not limited to duties of all employees in similar positions by PDI during the period of Employee’s employment. Employee agrees to observe and follow the highest ethical standards and business practices in the performance of duties for PDI.

3.Employee expressly acknowledges that during the course of Employee’s employment with PDI, PDI will provide to Employee, and Employee will obtain, become aware of, develop, or be given access to certain trade secret, confidential and/or proprietary information with respect to PDI and/or its business operations, including, but not limited to, information concerning PDI’s services; network; systems; strategic business plans; marketing plans; long-range goals; assets and liabilities; technical and engineering methods, processes, and/or know-how; research and development activities; products; computer software and programs; marketing data; discounts and pricing; functional specifications; firmware; hardware; product designs; discoveries; inventions; new products; financial statements and other financial documents; licenses and other

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assets; information about prospects, customers, competitors and suppliers; information of third parties which PDI is required to maintain as confidential; as well as any information about PDI or PDI’s business, or which is part of PDFs business records, unless such information is or becomes readily accessible to the general public through no fault of Employee (hereinafter “Confidential Information”). Confidential Information also means any formula, pattern, device or compilation of information which is used in PDI’s business, is not public knowledge, and which gives PDI an advantage over its competitors. Employee acknowledges and recognizes the importance of the protection of PDI’s Confidential Information, the importance of PDI’s customer relationships, and the highly competitive nature of PDI’s business. Employee further understands and acknowledges that the unauthorized use or disclosure of any such Confidential Information would substantially damage and interfere with PDI’s business and business prospects and may cause irreparable injury to PDI.
Accordingly, to ensure that Employee will not compromise the confidentiality of PDI’s Confidential Information and/or unfairly compete with PDI by using or disclosing Confidential Information, Employee hereby expressly agrees that Confidential Information is the exclusive property of PDI to be held by Employee in trust and solely for PDI’s benefit, and shall not be used by Employee or disclosed by Employee to others either during or after Employee’s employment without PDI’s advance written consent or except where required for Employee to properly perform Employee’s job duties for PDI. This promise is binding on Employee regardless of the reasons for the termination of Employee’s employment. Employee further agrees to comply with all rules, policies and procedures established by PDI from time to time which are designed to protect and ensure the continued confidentiality of PDI’s Confidential Information.
4.Employee agrees that, upon the termination of Employee’s employment with PDI (for any reason), or at any other time that PDI so requests, Employee shall immediately return to PDI all PDI property, including but not limited to Confidential Information, including without limitation all records, documents and other property belonging to PDI or pertaining to PDI’s business. This Agreement applies to all copies, extracts, reproductions or notes as may have been made by or provided to Employee. If Employee has stored Confidential Information on any personal desktops or laptops, Personal Digital Assistants, mobile/smart phones, external hard drives, “flash” or similar drives, USB storage devices, FireWire storage devices, digital music players, digital tapes, floppy discs, CDs, DVDs, memory cards, Zip discs, as well as maintained in personal email accounts (including web-based email accounts such as Hotmail, Gmail, Yahoo) and other electronic or online communications applications such as test messaging, social media (Face Book, My Space, LinkedIn, chat rooms and similar environments) and all other similar mediums which can be used to store or transmit electronic data (regardless of whether the medium is owned by PDI, Employee or a third party, or where the medium is located), then Employee must make those devices available to PDI or provide access to those accounts or communications in order to enable PDI to search for such Confidential Information, and to remove and/or make complete copies of the medium/communications and all information stored. Employee acknowledges and agrees that this list is not comprehensive and includes technological advancements in methods, devices and locations for storing and communicating data that could include Confidential Information or information covered by this paragraph. For this purpose, Employee agrees to waive and agrees that he or she has no expectation of privacy with respect to the various media and communications referred to in this paragraph.

5.Without further consideration, Employee assigns and transfers to PDI, its successor and assigns, all rights, title and interest in and to any and all creations, inventions or works that are or may become legally protected or recognized as a form of property (including all programs, designs, ideas, inventions, improvement, writings and other works of authorship, illustrations, photographs, drawings, sketches, scientific and mathematical models, prints and any other subject matter that is or may become legally protectable or recognized as a form of property) that have been conceived, developed, suggested, or perfected by Employee, either solely or jointly with others, either: (a) during Employee’s period of employment,

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irrespective of whether they were conceived, developed, suggested, or perfected during Employee’s regular working hours, where such creation, invention or work is related, directly or indirectly, to PDI’s business or to its research and development activities; (b) with the use of PDFs time, materials, and/or facilities; or (c) within one (1) year following the termination of Employee’s employment if conceived of, developed, or suggested by Employee during Employee’s employment with PDI or otherwise attributable to Employee’s employment with PDI and where such creation, invention or work is related, directly or indirectly, to PDI’s business or its research and development activities.

6.Employee acknowledges that PDI is engaged in a specialized business involving highly sensitive information, and PDI and its assigns shall be the sole owner of all property identified in Section 3. Employee agrees to assist PDI in every proper way in connection with all such ideas, copyrights, inventions and patents (at PDI’s reasonable expense). To that end, Employee agrees to execute all documents for use in applying for copyrights, inventions and patents as PDI may desire, together with any assignments thereof to PDI or persons designated by it. Employee understands and agrees that the obligation to assist PDI in obtaining and enforcing copyrights, inventions and patents shall continue beyond the termination of Employee’s services for PDI, but PDI shall compensate Employee at a reasonable rate after termination of services for time actually spent by Employee at PDI’s request on such assistance. In the event that PDI is unable, after reasonable effort to secure Employee’s signature on any document or documents needed to apply for or secure any copyright or patent, for any reason whatsoever, Employee shall designate and appoint PDI and its duly authorized officers and agents as Employee’s agent and attorney-in- fact, to act on behalf of Employee and to execute and file any such application or applications and to perform all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents, or similar protection thereon, which shall have the same legal force and effect as if executed by Employee.

7.Employee acknowledges that PDI is engaged in a specialized business involving highly sensitive information, and but for Employee’s employment with PDI, Employee would not have had access to PDI’s customers and clients or Confidential Information regarding the same. Employee agrees that during Employee’s employment with PDI and for one (1) year following the termination of such employment (for any reason), Employee will neither directly or indirectly own, manage, operate, control, consult with or be employed by: (i) any sales services provider serving the biopharmaceutical or medical devices and diagnostics industries (including any provider of dedicated sales teams, shared sales teams, clinical teams or combination teams) in any state in which Employee worked, provided services, or performed employment duties for PDI during Employee’s last year of employment with PDI and (ii) any commercialization provider serving the biopharmaceutical or medical devices and diagnostics industries, that directly competes against a product on which employee worked, in any state in which Employee worked, provided services, or performed employment duties for PDI during Employee’s last year of employment with PDI. Employee expressly acknowledges and agrees that the promises contained in this paragraph are reasonable and necessary to protect PDFs customer and client relationships and to effectuate the promises made by Employee to maintain PDI’s Confidential Information in secrecy. Employee agrees that if Employee violates any of the restrictions contained in this paragraph, the restrictive period provided for shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Employee; or, in the event PDI seeks judicial enforcement of this Agreement, for a period of one (1) year from the date of any Court order enforcing the Agreement.

Employee hereby acknowledges that Employee’s education, training and experience are such that Employee’s agreement not to engage, for a temporary period of time, in the above described activities, will not jeopardize or significantly interfere with Employee’s ability to secure other gainful employment.

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8.Employee acknowledges that PDI is engaged in a specialized business involving highly sensitive information, and but for Employee’s employment with PDI, Employee would not have had access to PDFs customers and clients or Confidential Information regarding the same. Employee agrees that during Employee’s employment and for a period of one (1) year following the termination of such employment (for any reason), Employee will neither directly or indirectly induce or attempt to induce any customer or client of PDI or any of its subsidiaries to alter, limit or terminate its relationship with PDI or any of its subsidiaries. For purposes of this section, a current customer or client of PDI is an individual or entity with which Employee personally had contact or access to Confidential Information about during the last year of Employee’s employment with PDI. Employee agrees that if Employee violates any of the restrictions contained in this paragraph, the restrictive period provided for shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Employee; or, in the event PDI seeks judicial enforcement of this Agreement, for a period of one (1) year from the date of any Court order enforcing the Agreement.

9.Employee acknowledges that PDI is engaged in a specialized business involving highly sensitive information, and but for Employee’s employment with PDI, Employee would not have had access to PDI’s employees or Confidential Information regarding the same. Employee agrees that during Employee’s employment and for a period of one (1) year following the termination of such employment (for any reason), Employee will neither directly or indirectly induce or attempt to induce any employee or independent contractor of PDI or any of its subsidiaries to alter, limit or terminate his or her employment or business relationship with PDI. Employee agrees that if Employee violates any of the restrictions contained in this paragraph, the restrictive period provided for shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Employee; or, in the event PDI seeks judicial enforcement of this Agreement, for a period of one (1) year from the date of any Court order enforcing the Agreement.

10.In the event of an actual or threatened violation or breach by Employee of any provision of this Agreement, PDI shall be entitled to an injunction restraining Employee from engaging or continuing to engage in any conduct proscribed herein. PDI may also pursue any other legal and/or equitable remedy available to it for such violation or threatened violation. In addition to, but not instead of, any other legal or equitable remedies available to PDI, Employee hereby agrees to be responsible to PDI for all reasonable attorneys’ fees and costs incurred by PDI due to Employee’s breach or anticipated breach of this Agreement.

11.Employee agrees that the restrictions imposed in this Agreement are fair and reasonable and are required for PDI’s protection. To the extent any portion of any provision of this Agreement is held to be invalid or unenforceable, the language shall be construed by limiting and/or reducing it so as to be enforceable to the extent compatible with applicable law. All remaining provisions, and/or portions thereof, shall remain in lull force and effect.

12.Employee consents and agrees that any and all litigation between Employee and PDI relating to this Agreement shall take place in the State of New Jersey and Employee expressly consents to the jurisdiction of the federal and/or state courts in New Jersey and to waive Employee’s right to a trial by jury.

13.The parties intend and agree that this Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New Jersey without regard to its conflicts of laws provisions.

14.Employee further represents and warrants that Employee has provided the Company with true and accurate copies of any contracts or agreement to which Employee is a party which: (i) purport to restrict Employee’s ability to use or disclose any confidential information or trade secrets of any former employer

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or any other person; (ii) purport to restrict Employee’s ability to solicit or do business with any person or entity; or (iii) may affect or limit Employee’s ability to perform any job duties assigned to him by PDI.

15.For one (1) year after the cessation of Employee’s employment with PDI for any reason, Employee agrees to inform Employee’s new employer in writing of Employee’s obligations under this Agreement prior to accepting a position with the new company. Employee agrees that at the cessation of employment with PDI for any reason and for one (1) year thereafter, Employee shall inform PDI, in writing, of the name(s) and address(es) of any new employer or other business association prior to commencement of such new employment or business relationship and provide a written description of the job duties or services that Employee will be providing such new employer or a written description of the nature of the business relationship. Employee further consents that PDI may transmit a copy of this Agreement to any person, entity, or firm with whom Employee seeks employment, partnership, or other business association during any time the restrictions are applicable pursuant to this Agreement or Court order.

16.Nothing in this Agreement shall be construed as a waiver of PDI’s ability to enforce its restrictive covenant agreements against any employee or as evidence that the post-employment restraints contained in this Agreement are unnecessary for the protection of PDI’s legitimate business interests.

17.This Agreement cannot be changed, modified or terminated except in writing by an authorized representative of PDI and Employee.

18.This Agreement may be freely assigned by PDI to its successors or assigns or to the purchaser of the assets of PDI. Employee’s obligations under this Agreement shall not be assignable by Employee.

19.No change in Employee’s duties or salary shall affect, alter, or otherwise release Employee from the provisions contained in this Agreement. All covenants, agreements, representations, and warranties made by Employee shall survive the expiration or termination of Employee’s employment in accordance with their respective terms and conditions, as set forth herein.

PDI and Employee have each executed this Agreement on the date first above written.

/s/    Nancy Lurker
EMPLOYER (signature)
Name: Nancy Lurker
Title: CEO

/s/    Gerald Melillo
Gerald Melillo (signature)

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